Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2021, except for Note 1, as to which the date is May 6, 2021, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-258103) and related Prospectus of Nikola Corporation dated August 13, 2021.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 13, 2021